EXHIBIT 99.1

BUSINESS

Our Company

We are an agricultural biotechnology company selling seeds to produce dedicated energy crops – renewable bioenergy feedstocks that can enable the large-scale replacement of petroleum and other fossil fuels. We use a combination of advanced plant breeding and biotechnology to develop seed products that we believe address the limitations of first-generation bioenergy feedstocks, such as corn and sugarcane, increase crop productivity, reduce crop inputs and improve cultivation on marginal land.

Our largest immediate commercial opportunity is in Brazil where we market sweet sorghum hybrids that can be used as a “drop-in” feedstock to complement existing feedstock supplies and extend the operating season of Brazilian sugarcane-to-ethanol mills. Our dedicated energy crops can also be used for the production of second-generation biofuels and bio-based chemicals, including cellulosic ethanol, butanol, jet fuel, diesel-like molecules and gasoline-like molecules, from non-food biomass. Finally, utility-scale electric power can be generated from the biomass feedstocks grown from our seeds. Our upstream position in the bioenergy value chain allows us to be largely independent of the success of any particular conversion technology or end use.

Due to the nature of biotechnology, we believe other crops, such as corn, rice and soybean, can benefit from many of the traits and genetic technologies we are developing for dedicated energy crops, such as traits that provide drought tolerance. We have also generated many biotech traits specifically for cereal crops, such as rice, that increase grain yields and provide greater yield stability across different environments. Our strategy is to focus on genes that have shown large, step increases in performance, and whose benefits are maintained across multiple species. To date, our field evaluations have largely confirmed previous results obtained in greenhouse and laboratory settings, and we believe that based on these multiple confirmations, we have an industry leading biotech trait technology pipeline, with applications in our energy crops as well as other crops.

We believe that the strength of our technology has been validated by our receipt of multiple competitive grants and collaborations, including a United States Agency for International Development, or USAID, grant and one of the U.S. Department of Energy’s first Advanced Research Project Agency for Energy, or ARPA-E, grants in 2009, as well as a $137 million multi-year collaboration with Monsanto Company signed in 2002. We also have significant intellectual property rights to our technology platforms, traits and seed products. We have out-licensed a portion of our traits and gene technology to existing market participants and continue to pursue opportunities to out-license these technologies.

Commercial Evaluations of Our Sorghum Products in Brazil

Since 2010, we have completed various commercial-scale evaluations of our sweet sorghum products in Brazil with over 30 ethanol mills and mill suppliers. During this time, our seeds have been planted and harvested using existing equipment and fermented into ethanol without retrofitting or altering the existing mills. The remaining biomass from this industrial process has been combusted for electricity production using existing mill boilers. We believe these experiences have demonstrated the “drop-in” nature of our sweet sorghum products, and along with higher yielding products in our pipeline, will serve as the basis for expanded adoption of this product line as a feedstock for ethanol and power production in Brazil and other markets.

With industrial processing generally well established in Brazil, we believe that field performance – primarily yields of sugars that can be fermented to ethanol – will largely determine the scale and pace at which our current and future products will be adopted. Based on industry feedback, we believe that minimum average yields in the range of 2,500 to 3,000 liters of ethanol per hectare will be necessary to achieve broad adoption. We believe that at least two more growing seasons will be required to fully demonstrate this yield range. To date, we have demonstrated on a limited scale that our products can achieve such yields within their area of adaptation, provided that our crop management protocols are followed and plantings receive adequate rainfall; however, further optimizations and additional hybrids will be needed to consistently achieve economically attractive yields across wide-area plantings.

Commercial field evaluations are subject to significant variability from year to year, including differing locations, soil types, products planted, agronomic practices and growing conditions, and therefore, results are not directly comparable. However, we believe that the improvement of top commercial yields achieved by the mills since 2010-2011 reflect an overall trend of improving execution of our crop management protocols by the industry and higher performing hybrids added to our product line.

2010-2011 and 2012-2012 Growing Seasons. In the 2010-2011 growing season, in collaboration with several mills, we completed commercial-scale evaluations on approximately 250 hectares of our sweet sorghum, which was planted and harvested using existing planting and harvesting equipment, fermented into ethanol without retrofitting or altering the existing mill and the remaining biomass combusted for electricity production. The primary purpose of these evaluations was to demonstrate proof of concept rather than productivity. Calculated ethanol yields ranged from approximately 650 to 1,000 liters per hectare for the 2010-2011 growing season based on results from two mills. During the following 2011-2012 season, we completed our first sales of sweet sorghum, which amounted to greater than 3,000 hectares to more than a dozen mills. These evaluations included a greater number of hybrids and more variable growing conditions over a broader range of geographies than the previous year. Proof of concept was again confirmed, and at a greater scale, although yields were less than optimal primarily due to severe drought conditions that affected agricultural crops in the region, including sugarcane and sweet sorghum. Calculated ethanol yields ranged from 300 to 2,100 liters per hectare for the 2011-2012 growing season based on results from 14 mills. Mills use a variety of measurements and a complex formula to determine ethanol yields per hectare, which we believe is a key metric in determining the profitability of sweet sorghum and its relative attractiveness to other competing opportunities. When calculating ethanol yield per hectare, mills consider the number of metric tons of sweet sorghum biomass per hectare and the amount of fermentable sugars per metric ton to determine the volumes of ethanol that can be produced. Methodologies and assumptions used in these calculations can vary, and are therefore subject to greater variability than a controlled environment.

2012-2013 Growing Season. For the 2012-2013 sweet sorghum growing season in Brazil, our products were planted by or for more than 30 mills in Brazil through a combination of seed sales, agronomy and crop management services and product evaluations. We collected yield results from approximately two-thirds of the mills that planted our hybrids during the 2012-2013 growing season; the remaining mills reported incomplete results, did not complete the evaluation or chose not to report results. For mills that reported results, yields of sugars that can be fermented into ethanol were approximately 50% higher on average than the previous season, primarily as a result of product improvements related to biomass quality and productivity, better crop management and more favorable growing conditions at most planting locations. A third-party fermentation lab in Brazil confirmed total fermentable sugar yields. Based on anecdotal customer reports, our portfolio of sweet sorghum hybrids outyielded competitor products at multiple locations where side-by-side comparisons were available. Ethanol yields from our products ranged from approximately 450 to 3,600 liters per hectare, according to mill and company calculations. Mills representing the top 20% of yields, and which generally followed established crop management practices, achieved average yields ranging from 2,100 to 3,300 liters per hectare. Lower yields were primarily due to deviations from recommended crop management protocols, weather related delays during planting and disease infection late in the growing season.

2013-2014 Growing Season. Plantings for the 2013-2014 sorghum growing season in Brazil have been successfully completed with 49 customers, including mills and mill suppliers, across 55 different locations and within our prescribed timeframes and according to our crop management protocols. Based on published reports, we estimate that these companies, which include multi-mill conglomerates, are responsible for approximately 30% or more of the sugarcane crushed in Brazil. Growing conditions have been generally favorable to date across most regions. Harvests are expected to begin in late February to early March and continue through May. These plantings primarily consist of small, multi-hybrid evaluations designed to determine yield potential, identify the best performing hybrids for specific regions and demonstrate various crop management practices. Several mills have planted larger evaluations this season. As part of our product development process, we have also established a number of breeding and product development field evaluations across various geographies. These trials consist of hundreds of hybrids, including a smaller subset of hybrids in more advanced evaluations in Brazil and other countries in South America. Based on the product candidates in our pipeline today, we expect to continually improve our commercial product line with higher yielding hybrids. In addition to sweet sorghum, our field evaluations this season include high biomass sorghum, which is a type of sorghum developed and managed for its enhanced biomass yield as opposed to sugar or juice. Based on industry feedback, we believe that high biomass sorghum can be utilized as a supplementary source of biomass for industrial heat and power generation in Brazil, especially during the sugarcane offseason or periods of sugarcane bagasse shortages. We also plan to develop and launch a number of product innovations that provide greater flexibility in harvest time and end use, as well as other benefits, to our mill customers. Total plantings of our commercial and pre-commercial sorghum hybrids cover approximately 1,000 hectares for the 2013-2014 sorghum growing season compared to approximately 3,000 hectares for the previous season due primarily to a greater focus among mills on field performance, which can be determined at a smaller scale than evaluations needed for confirming industrial performance.

Due in part to the variability in yields achieved in the 2012-2013 season, we have made a number of adjustments to our product development and go-to-market approach in order to improve crop performance and consistency, and to encourage adoption of our products. We are taking the following steps based on the experience we have gained to date:

•	Focus on high performing customers. For the 2013-2014 sweet sorghum growing season, we have prioritized evaluations with leading mill groups and innovators;

•	Target favorable geographies. Based on our experiences to date, we have targeted geographies and environments where our current generation of products have performed at their best;

•	Help mills improve on their agronomy execution. We have hired additional technical development staff in Brazil and have identified several straightforward agronomic optimizations that can be implemented by the mills during the 2013-2014 growing season;

•	Expand technical development network in Brazil: We have significantly expanded the number of locations and scope of field evaluations of our pre-commercial products and advanced breeding materials in Brazil in order to better position our future products among various geographies, growing conditions and production practices;

•	Rapidly develop and commercialize new products that provide higher yields, and therefore, provide a greater buffer for poor growing conditions or execution. Since our first industrial-scale trials in 2010-2011, we have significantly increased yields of fermentable sugars, and expect to continue to develop and launch new and improved seed products. Based on experimental hybrids already in our product development pipeline, we believe that we can continue to increase yields at a rapid pace, target additional planting and harvest times and market niches and add other performance characteristics to our products; and

•	Maintain our competitive position. Based on customer reports, Ceres' portfolio of sweet sorghum hybrids out-yielded competing products during the past two seasons at multiple locations where side-by-side comparisons were available. We expect to further differentiate our portfolio from competitors over the next one to two years with experimental products already in our pipeline.

Market Opportunity

The world continues to seek economically and environmentally sound alternatives to fossil fuel-based transportation fuels, chemicals and power. We believe bioenergy is one of the few viable replacements for fossil fuels, particularly petroleum. Unlike other renewable technologies, biofuels are intended to utilize existing vehicles and transportation fuel infrastructure. Similarly, biopower, unlike wind and solar power, can provide baseload and dispatchable generation of renewable electricity. Despite the potential of biofuels, first-generation biofuel feedstocks have demonstrated their limitations in terms of scale, perceived competition with food production, net energy balance and dependence on government subsidies. Similarly, current sources of biomass, such as forestry residues and agricultural wastes, are limited in scale and are not optimized for use in bioenergy. They are also by-products derived from other processes and therefore subject to supply disruptions.

Our dedicated energy crops provide an attractive combination of high yield density, high net energy balances, low input requirements, the ability to grow on marginal land and, as a dedicated source of feedstock, the potential to be tailored for specific production and refining processes. As a result, we believe that dedicated energy crops will become a critical component for the growth of the biofuel, bio-based chemicals and biopower markets.

Brazil. Our largest immediate commercial opportunity is the Brazilian ethanol market, which currently uses sugarcane as its predominant feedstock. Due to the inherent limitations of sugarcane physiology and growth patterns, Brazilian mill operators typically obtain sugarcane that makes mill operation economically feasible approximately 200 days per year, based on a report issued by the Brazilian Ministry of Agriculture’s crop forecasting agency, Companhia Nacional de Abastecimento (Conab), dated May 2012. We believe that mill operators are seeking alternatives that will allow them to increase production utilization of their existing mills beyond their current operating schedule in order to maximize their market opportunity. Conab estimates that approximately 8.8 million hectares of sugarcane are cultivated in Brazil, with approximately 11% of this area due to be replanted, or renewed, according to an August 2013 report. We believe that a significant portion of annual renewal areas, along with other under-utilized land, represent a market opportunity of one million hectares for sweet sorghum production once we consistently demonstrate economically attractive yields. We believe that the lower production costs of sweet sorghum compared to sugarcane provides an attractive incentive. Based on reports from industry research firms Informa Economics FNP and Agrosecurity, we estimate that total sweet sorghum production costs on a marginal cost basis range from approximately 2,300 to 2,900 Brazilian reais per hectare compared to sugarcane, which we estimate costs more than 6,000 reais per hectare on an annualized basis to produce. Moreover, the current crush capacity in Brazil will need to increase to meet expected domestic demand. The Brazilian government’s energy research institute, Empresa de Pesquisa Energética, or EPE, projects that ethanol demand will approximately double by 2022 due in part to the country’s growing fleet of Flex Fuel vehicles, which EPE forecasts will comprise 76% of light duty vehicles in Brazil in 2022, up from 53% in 2012.

In Brazil, our sorghum products also can be used to generate electricity. Ethanol mills typically combust sugarcane bagasse, the leftover biomass from ethanol production, to generate onsite power. For mills connected to the grid, excess electricity production provides an additional source of revenue. Biomass is also used as a source of power and heat for other agribusiness and industrial sectors. Wood is the primary feedstock. Based on field and industrial evaluations with mills and other industrial companies, we believe that sorghum has a number of favorable attributes as a biopower feedstock and can be utilized as a supplementary source of biomass, especially during the offseason or periods of sugarcane bagasse shortages. Based on current biomass usage in Brazil, we estimate that potential market size for high biomass sorghum is approximately one million hectares.

Global Sugar. We believe that sweet sorghum can be developed into a crop with yields and sucrose levels that are high enough to complement sugarcane as a source of crystalized table sugar. Sugarcane is cultivated on approximately 25 million hectares worldwide, according to the United Nations Food and Agriculture Organization crop database, FAOSTAT. Today, it is not possible to produce crystalized table sugar from sweet sorghum on a standalone basis due to the mix of sugars in the plant and the relatively lower sucrose levels compared to sugarcane. However, we have demonstrated at pilot scale trial that crystalized sugar can be produced from sweet sorghum on a blended basis. We also have hybrids early in our development pipeline that have demonstrated sucrose purity levels that may be high enough to produce crystalized sugar. Due in part to sweet sorghum’s ability to grow rapidly and lower production costs relative to sugarcane, we believe that sweet sorghum could be an attractive complement or alternative to sugarcane outside of our immediate opportunity in the Brazilian ethanol market.

Cellulosic Biofuels and Bio-Based Chemicals. We expect petroleum consumption will be supplemented by products made from the conversion of non-food biomass into biofuels and bio-based chemicals. According to a 2011 report published by International Energy Agency, or IEA, biofuel production could reach approximately 112 billion gallons per year by 2030, up from 26 billion gallons in 2010. To meet these targets, the IEA believes feedstock production would need to increase to 150 million acres in 2030, up from 75 million acres in 2010. We believe quadrupling the volume of biofuels while only doubling the feedstock production acres will require higher yielding second-generation feedstocks. Moreover, in the United States, the U.S. Department of Energy, or DOE, projects that biomass energy crops will represent the largest potential source of biomass feedstock in its August 2011 report titled, U.S. Billion-Ton Update: Biomass Supply for a Bioenergy and Bioproducts Industry. The DOE projects that acreage of perennial energy grasses and annual energy crops could reach from 35 to 46 million acres in 2022, depending on productivity gains.

Biopower in Other Geographies. Our dedicated energy crops can be used to generate electricity in existing solid-fuel power facilities, such as coal-fired generating plants. In the U.S., Europe and other geographies, the conversion of biomass to power has traditionally been fueled by bio-based waste products and residues from the paper and timber industries. We believe this practice has limited the size, location, efficiency and scale of biomass power generation because power producers cannot reliably secure long-term supplies of consistent quality feedstock. We believe we will see a material increase in demand for biopower in the event that additional renewable energy legislation is passed in the United States, Europe or other regions that requires a higher percentage of generation from low-carbon sources or provides equal production incentives for the co-firing of biomass with coal, as are currently available for wind and solar power. Based on feedback from partners and industry participants, we believe that our products can be cost competitive with existing biopower feedstocks and, assuming that our products meet various biomass quality specifications, can be used by existing utilities and power producers.

Food and Feed Crops. Approximately 420 million acres of biotechnology crops were planted globally in 2012, according to a March 2013 report published by the International Service for the Acquisition of Agri-Biotech Applications. The global market value of biotechnology crop seeds was approximately $15 billion, as reported in the same report. In the United States, we estimate, based on the price differential between conventional seed varieties and similar varieties with a trait, that retail premiums for traits and stacked trait combinations in row crops range from approximately $10 to $50 per acre, depending on crop and geography. As people in many countries become more affluent, they tend to consume more of their dietary protein in the form of meat and dairy products, driving the demand for animal feed grains higher. Therefore, greater production of food, feed, fiber and fuel will require higher crop productivity levels among all crops over time. In order to continue the productivity gains made in many crops over the past 75 years, and to do so in a more sustainable manner, we believe that advanced breeding methods, and biotech traits, in particular, will be required to produce higher performance crops that make more productive use of cultivated land, as well as to develop more robust, stress-tolerant crops that can grow under more difficult conditions and on marginal land. Our belief is consistent with historical yield improvements achieved via plant breeding and the adoption of agricultural biotechnology.

Our Solutions

We believe that nearly all bioenergy and bio-based chemical applications will ultimately depend on high yielding, low-cost, low-carbon, scalable, reliable and sustainable sources of feedstock. We believe that our dedicated energy crops and traits have the potential to become the common denominator in a broad array of bio-based products, including ethanol, butanol, jet fuel, diesel-like molecules and gasoline-like molecules, as well as electric power and heat, and can enable the development of larger-scale processing facilities given the high yield density and conversion efficiency of dedicated energy crops.

“Drop-In” Products

In Brazil, there is a well-established biofuel industry. Our products are “drop-in” solutions because they can be planted, harvested and processed using existing agricultural equipment with little or no modification and are being developed to be “drop-in” for all conversion technologies using sugarcane or biomass feedstocks. In other countries, there are a wide range of cellulosic to biofuel conversion technologies currently being developed; however none have any appreciable market share at this time. To explore this opportunity, we have conducted smaller trials using certain of our energy crops with numerous industry participants involved in cellulosic or advanced biofuels and biopower production. These tests have confirmed that biomass from our energy grasses can be converted and processed into various fuels or bio-based products, and have provided data we have used to further enhance our energy crops for use with these conversion technologies.

High Yield Density

Our dedicated energy crops are developed to produce high biomass or sugar yields per acre. For cellulosic biofuels, bio-based chemicals and biopower, energy grasses can yield significantly more dry tons per acre per year compared to agricultural residues and woody biomass. This maximizes the productivity of available land and shortens the collection radius for a conversion facility of a particular size. As harvest and transportation costs can be a significant element in the total cost of biomass, we believe our high yield density crops will facilitate the construction of larger processing facilities because more biomass could be collected from a defined area of land around the facility. In turn, these larger facilities will benefit from economies of scale, resulting in lower production and capital cost per gallon produced.

Dedicated to Bioenergy and Bio-based Chemicals

Unlike many other bioenergy feedstocks, our dedicated energy crops are currently not intended for other uses and are typically grown exclusively to be harvested as part of the bioenergy and bio-chemical value chain, creating a stable supply that will appeal to owners of conversion technologies who have invested significant capital in their infrastructure and therefore require reliable and cost-effective feedstocks. Additionally, we are working to tailor our products to improve the efficiency and reduce the cost of certain conversion technologies. We believe that our ability to deliver products such as these to our customers will facilitate adoption of dedicated energy crops over other forms of biomass.

Suited to Marginal Land

Our dedicated energy crops can grow in a broad range of environments, including those not well-suited for most food crops. For example, our switchgrass products need substantially less water and fertilizer than traditional row crops to grow to harvestable maturity. We are also developing biotech traits for multiple crops that provide salt tolerance, drought tolerance and greater nitrogen use efficiency. We believe that by facilitating the use of marginal land, our crops will create opportunities for landowners who previously could not use their land as productively.

Scalable to Meet Demand

Our energy crops are highly scalable, allowing us to match our production with growing demand for our seeds on relatively short notice compared to sugarcane, which can take several years to scale up commercially. Our products are generally seed-propagated, similar to row crops such as corn and soybean, which makes them cost-effective to plant on a large scale using existing seed planting equipment. Several of our products also have shorter growing cycles and can be rapidly cultivated as compared to other feedstocks, such as trees or sugarcane.

Competitive Strengths

We believe that we possess a number of competitive strengths that position us to become a leading provider of dedicated energy crop seeds and traits, including:

Commercial Products Available Today

We currently have a number of commercially available seed products, including sweet sorghum, switchgrass and high biomass sorghum. Our sweet sorghum hybrids have been successfully planted, harvested and processed into ethanol and power in Brazil at commercial scale. We believe that the experience of using our products as a “drop-in” feedstock for the past three growing seasons, as well as new higher yielding hybrids in our product portfolio, will serve as the basis for expanded adoption of this product line as a feedstock for ethanol and power production in Brazil and other markets.

Attractive Business Model

Seed businesses traditionally incur significant research and development expenditures and have long product development time lines, but benefit from a combination of high gross margins, low capital expenditure requirements and intellectual property protection. Once developed, seeds require little physical infrastructure or production cost to be replicated for sale. Seeds are typically priced, however, based on a share of the value created to the customer as opposed to their cost of production. In general, seed costs to a grower are a relatively small percentage of their total production cost, but the performance of those seeds is critical to the growers’ economics. We believe we can position our business to take advantage of low production costs relative to the high value of our products to our customers.

Innovative R&D Technology Platforms

In order to maintain the strong position we have established with our combined strengths in our proprietary collection of energy crop parental lines, known as germplasm, and field-validated traits, we use our research and development expertise to continually improve our product offerings. To develop higher performing varieties and traits, we use several advanced research and development methods, including biotechnology, marker-assisted breeding and genomics. We believe that our innovative integrated breeding and biotechnology approach allows us to efficiently identify traits, effectively introduce these traits into crops, and more quickly commercialize new and improved seeds and traits for the market. We have both biotech traits and non-biotech traits. Our biotech traits for high biomass yield, nitrogen use efficiency, drought tolerance and altered flower development, among others, have been successfully evaluated in the field; however, they are still at least four years away from commercialization. We believe we were one of the first companies to implement the practice of developing biotech traits using two test species, rather than just one, which we believe allows us to more successfully select gene-trait combinations that enhance commercial crops. We believe that our ability to continue to apply our advanced research and development methods will enable us to further enhance our proprietary germplasm and traits portfolios going forward.

Extensive Proprietary Portfolios of Germplasm and Traits

While many companies have developed portfolios of germplasm or traits, we believe we are one of the only companies focused on dedicated energy crops that has large portfolios of both field-validated traits and germplasm, which includes thousands of specimens and breeding lines, as well as multiple pools of regionally adapted germplasm spanning northern temperate to tropical climates. We have also identified to date numerous genes and their relatives from different species that significantly enhance agriculturally relevant traits. Having both germplasm and field-validated trait portfolios allows us to leverage the synergies created by combining the two and facilitates innovation in a way that would not be possible with germplasm or traits alone. We believe new market entrants would need to cultivate several generations of germplasm to achieve performance equivalent to our current product portfolio, by which time we believe we will have further evolved our germplasm. Therefore, we believe our proprietary position would be difficult and time-consuming to replicate. We also believe that we have established a strong intellectual property position in plant genes, traits and energy crop germplasm. As of February 14, 2014, we owned or had exclusive licensed rights to approximately 90 issued patents and approximately 110 pending patent applications in the United States and in various foreign jurisdictions.

Management Team with Significant Industry Experience

Our Chairman, Walter De Logi, is one of the founders of Ceres. Dr. De Logi and Richard Hamilton, our Chief Executive Officer, have been with Ceres for 17 and 15 years, respectively, and have extensive experience in the field of agricultural biotechnology. Our experienced management team possesses a deep understanding of a variety of agricultural, chemical and industrial biotechnology businesses, including the seed industry, as well as our regional markets of Brazil, the United States and Europe. Our management team also includes top scientists and industry experts, some of whom have served in leadership roles at large, multinational corporations and have served on advisory committees for the U.S. Department of Energy.

Our Strategy

Our objective is to be the leading provider of dedicated energy crop seeds and traits to the renewable energy industry, including first-generation biofuels, such as ethanol, as well as cellulosic biofuels, biopower and bio-based chemicals. We also plan to pursue other opportunities to leverage our traits and genetic technology platforms. Key elements of our business strategy include:

Expand Our Presence in Brazil

Brazil represents our largest immediate commercial opportunity and we have prioritized both product development and commercial resources for this market. Since our first industrial-scale trials in 2010-2011, we have significantly increased yields of fermentable sugars, and expect to continue to develop and launch new and improved seed products. We also continue to build commercial relationships directly with ethanol mills and mill suppliers. For the 2013-2014 sweet sorghum growing season, we have prioritized evaluations with leading mill groups and innovators. We also intend to expand our product development network with ethanol mills and other industry participants interested in, among other objectives, gaining experience with sorghum, determining yield potential and identifying specific products for their growing conditions. We believe the adoption of sweet sorghum in Brazil can follow similar rapid adoption curves seen for other seed and agricultural innovations. Our belief is based on the drop-in nature of our sweet sorghum products and industry feedback which indicates that rapid adoption can occur once mills reliably achieve economically attractive yields with our products.

Collaborate with Leading Companies to Develop the Market for Cellulosic Biofuels

We plan to play a significant role in the second-generation biofuels and bio-based chemicals market, which is developing more slowly than the industry originally anticipated, but that we believe will represent a significant opportunity. We are continuing to adjust the pace and nature of our research activities with these extended timelines in mind. As the industry develops, we intend to collaborate with leading cellulosic biorefining companies, technology providers and project developers to analyze feedstock supply plans and to produce optimized feedstocks that are tailored to meet the specifications of existing and new refining technologies.

Expand Our Business into New Markets

We intend to market our Blade Energy Crops brand as a symbol of quality, innovation and value across multiple biofuel, bio-based chemicals and biopower markets in a broad range of climates and geographies. We intend to use our large portfolios of field-validated traits and germplasm, combined with our advanced technology platforms, to develop products for a wide variety of niches and seize upon future market opportunities, regardless of the fuel or chemical molecule (e.g., ethanol, butanol, farnesene, biogasoline, biodiesel, biocrude), biochemical (e.g., bioplastics, lubricants) or engine choice (e.g., all-electric, E85, E15, diesel, hybrid, plug-in hybrid).

Build New Relationships and Enhance Established Collaborations in the Global Biopower Market

We believe that our switchgrass, high biomass sorghum and miscanthus crops can be used in power generation generally, and in particular, for co-firing with coal using the existing power generation infrastructure. To date, we have engaged in field trials of our energy crops with utility companies and independent power producers. We intend to cultivate collaborations with new parties, particularly those in Europe where we believe the market opportunity for biopower is more established today and the market need is more immediate in light of existing government regulations. For instance, field evaluations were commenced recently with two leading power companies in the U.K and Europe via our germplasm partner in the U.K. and an industry consortium.

Continue Innovation and New Product Development

We are continuing to develop innovative solutions using a broad range of technological tools, including genomics, biotechnology and proprietary bioinformatics in order to produce crop varieties with improved yields and other performance characteristics. We believe we can accomplish these goals by finding innovative ways to utilize and combine traits and germplasm to further enhance our products. We will also continue to develop varieties of seeds to meet the specific needs of growers in different geographic regions. For example, we have identified traits that will help optimize results for growers located in geographies with varying day lengths, rainfall, temperatures and soil composition (e.g., salt, aluminum and nitrogen).

Pursue Additional Outlets for Our Technology and Genes

We intend to pursue additional outlets for our genetic technology and genes, including out-licensing opportunities with existing seed industry participants. For example, we believe other crops, such as corn, rice and soybean, can benefit from many of the traits and genetic technologies we are developing for dedicated energy crops, such as traits that provide drought tolerance. We have also generated many biotech traits specifically for cereal crops such as rice that increase grain yields and provide greater yield stability across environments.

Continue to Build Our Intellectual Property Portfolio

We believe we have established a strong intellectual property position in plant genes, traits and energy crop germplasm, based on the nature, size and filing dates of our patent portfolio and plant variety protection certificates. We believe we are one of the few companies focused on dedicated energy crops that have this combination of intellectual property assets. We use our integrated technology platforms to continually improve our products and develop innovations that will further strengthen our intellectual property position.

Our Technology Platforms

Our integrated technology platforms are a combination of existing genetic assets, specifically germplasm and traits, and competences in genomics and gene mapping, biotechnology and bioinformatics. Integration of these platforms allows us to improve our existing genetic assets as well as develop and commercialize new products from them.

We believe we are one of the only companies focused on dedicated energy crops that has large portfolios of both field-validated traits and germplasm, which includes thousands of specimens and breeding lines, as well as multiple pools of regionally adapted germplasm spanning northern temperate to tropical climates. We have also identified to date numerous genes and their relatives from different species that significantly enhance agriculturally relevant traits. Having both germplasm and field-validated trait portfolios allows us to leverage the synergies created by combining the two and facilitates innovation in a way that would not be possible with germplasm or traits alone.

We believe that our innovative integrated breeding and biotechnology approach allows us to efficiently identify traits, effectively express these traits in crops, and more quickly commercialize new and improved seeds and traits for the market.

Germplasm

We believe we have the most comprehensive germplasm collections for our dedicated energy crops. Our belief is based on the diversity and nature of the entries we have and how well they have been evaluated and measured and cataloged. Germplasm comprises collections of parental lines and other genetic resources representing the diversity of a crop, the attributes of which are inherited from generation to generation. Germplasm is a key strategic asset since it forms the basis of plant breeding programs.

Our early entry into the energy crop industry has allowed us to acquire access to valuable germplasm through strategic collaborations with leading institutions. We believe our competitors would need to cultivate several generations of germplasm to achieve performance equivalent to our current product portfolio, by which time we will have further evolved our germplasm. Therefore, we believe that we have a strong proprietary position that would be difficult and time-consuming to replicate. We are currently involved in three major germplasm development collaborations, each with a history of successful research and germplasm development in an energy crop. When we sell varieties developed during such collaborations, or based on the results of such collaborations, we will typically pay our collaborators royalties on net sales of such varieties.

Traits

We are able to further improve the quality of our future product offerings by adding our proprietary traits to our germplasm collections. The majority of our traits are developed through biotechnology, also known as genetic engineering. Biotechnology allows us to precisely add traits not readily achievable through conventional breeding methods. In most cases, the same trait can be added to multiple crops with similar effect. In some instances, a gene introduced through biotechnology may confer more than one beneficial trait, such as salt tolerance and drought tolerance. Our strategy is to focus on genes that have shown large, step increases in performance, and whose benefits are largely maintained across multiple species.

We believe we were one of the first companies to implement the practice of developing biotech traits using two test species, rather than just one, which allows us to more successfully select gene-trait combinations that enhance commercial crops. Our current portfolio includes genes that have been shown to substantially increase sugar levels or biomass growth per plant as well as genes that have been shown to increase biomass under normal and reduced levels of nitrogen fertilizer. We have genes that allow plants to use water more efficiently and/or recover from water deficits more readily. We also have genes that have been shown to provide tolerance and enhanced recovery to both acute and prolonged salt stress, as well as withstand toxic levels of aluminum in the soil. In addition, we are developing genes that have demonstrated enhanced conversion of biomass to fermentable sugars and genes that regulate flower development.

Our biotech traits are at various stages of development in our pipeline. We are currently evaluating their performance in various target crops primarily through replicated, multi-year field evaluations. These evaluations are designed to validate the function of the gene and measure the performance of the biotech trait in a specific crop. To date, our field evaluations have largely confirmed previous results obtained in greenhouse and laboratory settings.

The commercial development of biotech traits in commercial crops is a multi-year process. Following transformation, when the selected gene is inserted in a target crop, the resulting plants are evaluated in the greenhouse for one to two years, and then in the field to confirm results for two to four years. Following field trials, specific gene-trait combinations are typically selected and, if required, submitted for regulatory approval, or deregulation, which has historically been a multi-year process in the United States and Brazil. Assuming these averages, we believe that we could introduce our first regulated biotech trait or traits to the market in 2018 at the earliest.

We also develop non-biotech traits, including Skyscraper, a commercially available trait that provides a significant increase in biomass yields. Since Skyscraper was identified and developed using molecular marker technology, we have been able to rapidly incorporate it into our elite breeding lines and commercial products.

We intend to price our traits based on the added value they create, which can vary by crop and geography. For our biotech traits, we are considering various pricing models, including separate annual trait fees per acre as well as blended seed and trait prices. For our commercial Skyscraper trait, a per-bag trait fee is included in the seed price. In row crops, we have licensed and intend to license our traits to existing market participants. These licensing agreements are expected to vary by crop, geography, the nature and economic benefit of the trait, and how well advanced the trait is within our pipeline. Future payments to us may be based on a percentage of sales or other performance metrics or milestones.

Research and Development Programs

In order to maintain the lead we have established through our combination of superior germplasm and field-validated traits, we have developed research and development expertise that we believe will allow us to continue to improve our offerings over time. To develop higher performing seeds and traits, we deploy a variety of research and development methods and tools, including genomics, conventional and marker-assisted breeding, agronomy and other genomics-based technologies.

For the fiscal years ended August 31, 2011, 2012 and 2013 and the three months ended November 30, 2012 and 2013, we spent $19.0 million, $19.2 million $16.4 million, $4.3 million and $4.4 million, respectively, on research and development, with the main emphasis on breeding and traits.

Genomics

Plant genomics involves the large-scale, simultaneous study of large numbers of genes, their effects and their interactions. One of our strengths in genomics involves our ability to organize the genetic data we amass into actionable information via proprietary relational databases, software and algorithms. In order to capitalize upon our internal catalog of genetic information as well as information in the public realm, we developed our own proprietary software, including our Persephone genome viewer software, which serves as an important tool for locating, mapping and annotating genetic information in plants. This software program has been non-exclusively licensed to Syngenta Biotechnology, Inc.

We believe that both our technological capabilities and proprietary knowledge base in the field of plant genomics are highly advanced, and their application to both our breeding program, through the development of trait-linked molecular markers, and our trait development program provides us a substantial competitive advantage. In general, we have focused our research efforts on determining gene function, gene regulation and finding which genes enhance desirable traits. In addition to identifying novel gene-trait combinations, our genomics tools allow us to work with large groups of genes and complex biological processes controlled by multiple genes.

Conventional and Marker-Assisted Breeding

Plant breeding is the act of bringing together specific parent plants to produce a new “offspring” plant. This “cross,” as plant breeders call it, creates a new plant that will contain a mixture of the characteristics of its parents. The offspring are tested under various conditions to determine which has the superior combination of desired attributes. Further improvements are made by mating and continuing selection of superior parents and offspring through succeeding generations. Plant breeding allows researchers to identify plants with the most favorable combination of desired characteristics to serve as both parental lines and products.

In addition to conventional plant breeding, we believe that our genomics expertise makes the identification of proprietary molecular markers more direct and more comprehensive, which allows us to select key crop characteristics more rapidly and accurately than conventional plant breeding alone. Marker-assisted breeding integrates molecular biology and information systems with plant breeding to identify and flag important genetic sequences so that they can be readily found in seeds or plant tissue at any stage of plant development. This platform allows us to track and select the most effective combination of genes, increase the number of progenies and breeding lines created at early stages in the breeding program, and cull them using marker-based selection and thereby making greater gains per breeding cycle. Markers are especially useful when seeking to combine multiple non-biotech traits into elite commercial lines.

Agronomy

The performance of plant varieties and traits is influenced by the growing environment, which includes climate, day length, soil quality, pests, length of the growing season and crop management practices. Our network of field trials extends across numerous hardiness zones and regions. This network provides regional performance data and market fit information to support our research and commercialization efforts. In Brazil, for the 2013-2014 sorghum growing season, we have significantly expanded the number of locations and scope of field evaluations of our pre-commercial products and advanced breeding materials in Brazil in order to better position our future products among various geographies, growing conditions and production practices.

Our Current Product Lines and Product Pipeline

We believe that a portfolio of energy crops will be required to produce biofuel, biopower and bio-based chemicals at greater scale than today. The mix of crops will be heavily dependent upon geographic and climatic considerations, soil quality, storage characteristics and harvest timing, among other considerations.

The following table summarizes our product lines and product pipeline:

Crop	Status	Initial Geography	Primary Market Opportunity	Key Advantages
Sorghum, Sweet	Commercial	Brazil	Existing mills for ethanol and onsite biopower	Season extension; fast growing; quick scale up; low water usage
Sorghum, High Biomass	Commercial	U.S. and Brazil	Existing mills for onsite biopower; cellulosic biofuels and bio-based chemicals; utility-scale biopower	High yields; fast growing; low water usage
Switchgrass	Commercial	U.S. and Europe	Cellulosic biofuels and bio-based chemicals; utility-scale biopower	High yields; low water usage; perennial crop
Miscanthus	Seed-propagated varieties under development	U.S. and Europe	Cellulosic biofuels and bio-based chemicals; utility-scale biopower	High yields; highly efficient, perennial crop

Sweet Sorghum

Sweet sorghum is a type of sorghum that accumulates free sugars in its stalk much like sugarcane. It is sown by seed, grows faster than sugarcane, and typically requires substantially less water and nitrogen fertilizer than sugarcane to grow to harvestable maturity. In Brazil, sweet sorghum can be planted from October through January, and harvested from February to May, or later if conditions permit. This complements sugarcane, which is grown year-round, but harvested from April to December depending on weather and market conditions. In practice, sweet sorghum juice is extracted through crushing in existing sugarcane equipment, and then fermented to fuel. The leftover biomass, called bagasse, is combusted for biopower like sugarcane bagasse. Because sweet sorghum plants mature more quickly than sugarcane, and reach optimal sugar levels at different times of the year, we believe existing sugar-to-ethanol mills can extend their operational season through the use of our sweet sorghum product by up to 60 days. Our current sweet sorghum product line consists of improved, proprietary seed varieties and hybrids developed through conventional and marker-assisted breeding. We are developing sweet sorghum hybrids that, among other objectives, provide greater yield potential and yield stability, offer higher sucrose purity, maintain peak sugar levels longer and have greater adaptation to various growing conditions and harvest times.

Experimental hybrids in our product development pipeline have demonstrated significantly higher yields than our current commercial products, with successive generations of hybrids demonstrating improved performance over the previous product generation. For example, in 2013 our top experimental hybrids achieved calculated yields ranging from 5,200 to 6,400 liters of ethanol per hectare at small plot evaluations in Florida compared to 2,800 to 3,900 liters in the prior year. While we do not expect to achieve these yield levels at commercial scale at the present time, these research-stage results demonstrate the genetic potential of hybrids already in our pipeline, and we believe support our ability to continue to improve yields and other performance characteristics. Further testing in Brazil will be required to confirm these research results, and substantially lower yields are expected as hybrids are advanced to larger-sized plantings which are affected by greater variability in weather, soil and other growing conditions.

High Biomass Sorghum

High biomass sorghum is a type of sorghum which is developed and grown primarily for enhanced biomass yield potential as opposed to sugar or juice content. High biomass sorghum is well suited for the generation of renewable electric power and the creation of cellulosic biofuels. Like other types of sorghum, high biomass types are seed propagated, and generally require less water and nitrogen fertilizer than Brazilian sugarcane and U.S.-grown corn. There are many similarities with sweet types and, in fact, some hybrids can be utilized for either purpose, depending on when they are planted and harvested, and how the crop is managed. Our current high biomass sorghum product line consists of improved hybrids developed through conventional and marker-assisted breeding. We are developing hybrids that offer, among other objectives, additional increases in biomass.

Switchgrass

Switchgrass is a perennial grass indigenous to North America that tolerates a wide range of environmental conditions and offers high biomass yield potential compared to many other perennial grasses and crop plants. It generally requires substantially less water and nitrogen fertilizer than corn, and can grow under semi-arid conditions. Like sorghum, switchgrass is seed propagated. As a perennial, switchgrass is generally not harvested for sale during the first year when the crop is being established. A properly managed stand of switchgrass may persist for a decade. However, we believe that producers will likely choose to upgrade to a new variety in approximately 5 to 7 years as new generations of switchgrass seeds with even higher yields or more desirable characteristics become available. Our current switchgrass products have demonstrated higher biomass yields on average over comparable varieties depending on the variety and trial location. In our development pipeline, we have switchgrass varieties that can offer additional increases in biomass, including the first hybrid switchgrass developed for bioenergy. These pre-commercial products represent an important step in switchgrass plant breeding and have shown significant yield increases over our current products.

Miscanthus

The Miscanthus genus includes several perennial species that have potential as dedicated energy crops. The variety adopted in the United States and Europe to date is a sterile hybrid of two miscanthus species. While biomass yields for this variety may exceed those of switchgrass within its region of adaptation, very large-scale production is not commercially feasible at this time due to prohibitive establishment costs and propagation speed. Through our collaboration with the Institute of Biological, Environmental, and Rural Sciences of Aberystwyth University in Wales, U.K., or IBERS, and the Sustainable Bioenergy Centre of the U.K.’s Biotechnology and Biological Sciences Research Council (BBSRC,) we are developing seed-propagated varieties that have the same high-yielding attributes of comparable vegetatively propagated miscanthus hybrids, yet with establishment costs and propagation speed more comparable to other energy crops. Extending the region of adaptation is another focus area.

Row Crops

Due to the conservation across species of mechanisms underlying traits, other crops can benefit from many of the biotech traits we have developed for energy crops. This provides us with an additional outlet for our technology and genes, and mitigates the cost and risk of trait development. We have chosen primarily to be a technology provider or a trait provider to companies in this sector, rather than a direct producer and marketer of seeds.

We have already generated many biotech traits specifically for cereal crops, such as rice, that increase grain yields and provide greater yield stability across environments. Some of these have demonstrated double-digit percentage yield increases in rice, relative to average annual yield improvements for grain of approximately 1%, as reported by Economic Botany. In rice, our drought tolerance genes have also outperformed a competitor’s biotech drought trait in research evaluations. We have inferred from the trial data that our drought genes could maintain grain and biomass yields under the type of drought conditions that commonly afflict crop production. Moreover, in India, rice evaluations completed in November 2013 have confirmed that certain of our genes provided improved yield stability under drought and other stress conditions. These genes are currently being introduced into breeding lines by our commercialization partner in India. In China, field evaluations of several our biotech traits in corn have demonstrated significantly higher grain yields under drought conditions. We intend to seek out-licensing opportunities for certain of these traits in corn after further evaluations, which we expect to complete in calendar year 2014. Based on these and similar results, we believe we have an industry leading biotech trait technology pipeline, with applications in numerous crops.

Seed Production and Operations

The production of commercial-scale quantities of seeds requires the multiplication of seeds through a succession of plantings and seed harvests. For perennials, like switchgrass, an established stand can produce saleable seed for multiple years. Annual seed crops like sorghum are planted for each seed harvest. Healthy seeds can remain saleable for several years if stored under optimal conditions. We produce commercial seed either on leased land managed by us or with contract seed producers. In the United States, we receive, condition, treat, package and warehouse our seed grown in the northern hemisphere at our seed warehouse and order fulfillment center in Amarillo, Texas. We anticipate that we will be able to warehouse and process up to 8 to 10 million pounds of seed annually at this facility, or about 1.5 million or 2 million acres of commercial switchgrass or sorghum production.

In Brazil and other countries in South America, we contract with farmers to produce our seeds. In addition, we work with several third parties who have complete production and packaging capabilities to complement our own production capabilities. All of these seeds are processed, packaged and warehoused by third parties who are experienced in these functions. This method of production is able to supply enough seeds to plant up to 250,000 hectares of commercial sweet sorghum. In the event we begin to generate orders in this range, we plan to invest in our own facilities to be able to handle production amounts capable of planting 2 million or more hectares of commercial sweet sorghum.

Sales and Marketing

We market our seed varieties and traits under the trade name Blade Energy Crops, or Blade. We are positioning Blade in the marketplace as a premium brand that represents the latest technology in energy crops. As a result, we price our proprietary products based on their added value, and not on production costs. Our seed prices are determined based on a series of complex considerations, including the best alternative use of land and perceived added value to growers and mill owners. Our pricing philosophy is to share a portion of the added value we create with our customers. Our Blade sorghum seeds are priced by the hectare in Brazil and by seed count, or M (M=1,000 seeds), in the United States. Switchgrass seed is priced by pounds of pure live seed, a common measurement used for grass crops.

We sell and distribute our seed products directly to our customers, which have included ethanol mills, utilities, independent power producers, cellulosic biofuel companies, individual growers and grower cooperatives. We also work with technology providers and other industry participants such as equipment manufacturers, enzyme or fermentation technology companies, to encourage the use of our products. We believe that, compared to the corn or soybean seed industry, our sales force can be significantly smaller due to the more consolidated nature and more vertically integrated business models of the bioenergy industry.

In Brazil, our market development activities typically include field evaluations of our current and experimental sorghum products at individual mills and mill groups, or their suppliers. These generally small-scale evaluations provide new and prospective customers an opportunity to gain first-hand experience with our Blade sorghum as well as identify the best mix of seed varieties for their growing conditions and harvest timelines. For mills with greater experience with our sorghum products, we sell and supply various seed products to support larger, commercial-scale evaluations and uses. According to the USDA, there are approximately 400 sugar and ethanol mills in Brazil, including approximately 350 mills in the Center-South of the country, where our field evaluations are located. The sugar and ethanol mills have a combined crush capacity of over 600 million metric tons, according to the USDA. In the 2010 growing season, Anuario Da Cana 2012 estimated that the top 20 mill groups accounted for approximately 40% of the total crushing capacity. We believe the concentration among Brazilian ethanol mills creates an advantage to us as our focused sales and marketing team will be able to target a large amount of the Brazilian mill capacity by reaching out to the top mill groups.

For the 2013-2014 growing season in Brazil, the retail price for our sorghum hybrids ranged from 249 to 259 Brazilian reais per hectare. We have offered leading mill groups the opportunity to participate in sales incentive and promotional programs. In connection with certain of these programs, we could incur costs representing a portion of some customers’ production costs. In certain cases, we will participate directly in, and may incur certain unreimbursed costs for seed, crop production and agronomy services during this season.

In the developing markets for cellulosic biomass and biopower, we are building our customer base primarily by forming collaborations with biorefineries, power generators and biomass users at their existing, planned and future facility locations. In the United States, these activities have typically included agronomy trials, harvest and handling evaluations, test conversions or burns, various post-harvest assays, and supply chain analysis. We conduct similar activities in Europe, although to a lesser extent than in the United States or Brazil at this time. In Europe, we are also working with local institutions to build brand recognition and to advance our research, especially in miscanthus, through our collaboration with IBERS and our membership with the U.K.’s Biotechnology and Biological Sciences Research Council (BBSRC).

Major Research Collaborations

Texas A&M University

In August 2007, we entered into an agreement with The Texas A&M University System, or Texas A&M, for the development and commercialization of high biomass sorghum, sweet sorghum and selected related crops as energy crops, together with the discovery of molecular markers for certain traits. The agreement was amended and restated in September 2011 and provides us with exclusive access to a highly regarded sorghum breeding program and the extensive sorghum genetics, breeding and genomics infrastructure of Texas A&M through September 2026. This agreement provides exclusive options and licenses to defined sorghum germplasm, elite sorghum breeding lines, parental lines, advanced hybrids and genomic markers. We fund the majority of the activities performed by Texas A&M pursuant to our Amended and Restated Sponsored Research Agreement, or the Sponsored Research Agreement. The specific research projects and budgets undertaken pursuant to such agreement will be determined by an Executive Committee comprised of two members from each of Texas A&M and us as set forth in the Sponsored Research Agreement. Ownership of intellectual property rights on results from the program work are allocated based on inventorship. Pursuant to our Sponsored Research Agreement and Amended and Restated Intellectual Property Rights Agreement, or the IP Rights Agreement, we have an option to obtain an exclusive world-wide commercial license to results of the program. Texas A&M has agreed not to conduct any activities in the field of our collaboration under an agreement which would grant rights to a third party during the term of our Sponsored Research Agreement. Our Sponsored Research Agreement expires in September 2026, unless terminated earlier pursuant to customary contract termination provisions or program inactivity. Our licenses on results of the joint program survive termination of the Sponsored Research Agreement and survive until, on a country-by-country basis, the expiration of all registered or patented intellectual property rights of Texas A&M covering the licensed line. Under the Sponsored Research Agreement, we were obligated to enter into good faith negotiations regarding our provision to Texas A&M of certain in-kind research support for Texas A&M’s use in performing project activities under the agreement. We satisfied this obligation by entering into a software license, use and access agreement with Texas Agrilife Research in April 2012, pursuant to which we provide them with up to two years of access to our proprietary Persephone genome viewer software, and by providing other relevant information.

We have entered into two exclusive world-wide license agreements with Texas A&M for sorghum lines. The terms of such exclusive license agreements provide that the licenses expire on a country-by-country basis upon the expiration of all registered or patented intellectual property rights of Texas A&M covering the licensed line. Pursuant to such agreements, we pay Texas A&M a royalty on sales of varieties developed using the licensed line at a rate that decreases from low double digits to low single digit rates as a percentage of sales when the licensed line is combined with lines from other sources to develop a variety. We also pay Texas A&M a royalty in the low double digits as a percentage of license income if we grant sublicenses and minimum royalties creditable against royalties on sales. Royalty rates for our current commercial varieties developed using lines licensed from Texas A&M are in the mid single digits as a percentage of sales. Minimum royalties payable to Texas A&M under these agreements escalate on a yearly basis and range from zero to $5,000 per year. We also bear reasonable expenses for intellectual property protection. Further, pursuant to our Amended and Restated Sponsored Research Agreement and Amended and Restated Intellectual Property Rights Agreement, we have an option to obtain an exclusive world-wide commercial license with the right to grant sublicenses to the inventions and sorghum lines resulting from our sponsored program. As of August 31, 2013, aggregate upfront license fees that have been paid or have become due to Texas A&M under these agreements have been $4,000. There are no milestone payments payable under our agreements with Texas A&M.

Pursuant to the IP Rights Agreement, we issued warrants in December 2011 to Texas A&M to purchase 66,666 shares of our common stock at an exercise price equal to $14.30. The warrants expire on September 24, 2026 and, subject to certain conditions, vest in equal installments on the fifth, tenth and fifteenth anniversary of the IP Rights Agreement.

The Samuel Roberts Noble Foundation, Inc.

In May 2006, we entered into an agreement with the Samuel Roberts Noble Foundation, Inc., or the Noble Foundation, a non-profit agricultural institute, for the development and commercialization of switchgrass. This relationship provides us access to extensive breeding infrastructure and exclusive licenses to elite switchgrass varieties, breeding lines and advanced cultivars. We use our markers and other genomics technologies to expand the conventional and molecular breeding program in switchgrass at the Noble Foundation. The collaboration further encompasses the development of agronomic systems and management practices for switchgrass. Our funding commitments under this agreement are determined jointly with the Noble Foundation on a three-year project basis. All germplasm and plant varieties resulting from the joint program are jointly owned by us and the Noble Foundation, while the ownership of other intellectual property rights is allocated based on inventorship, except that Noble Foundation inventions resulting from projects to which we provide a financial contribution are jointly owned. Further, pursuant to our Master Research Agreement, the Noble Foundation has agreed to grant us an exclusive world-wide license with the right to grant sublicenses to exploit commercially the results of our joint collaboration program, subject to paying the Noble Foundation a reasonable remuneration to be negotiated in good faith. There are no upfront license fees or milestone payments payable under any of our agreements with the Noble Foundation. The Noble Foundation has agreed not to collaborate with or perform any activities for the benefit of or grant any rights to third parties in the field of switchgrass without our prior written consent, subject to certain exceptions. This agreement expires in May 2026, unless terminated earlier pursuant to customary contract termination provisions or under certain circumstances, for example if either party ceases substantially all activities in switchgrass, if the institutional mission, purpose or structure of the Noble Foundation changes substantially and adversely affects the Noble Foundation’s ability to satisfy its obligations under the agreement, or if no active collaborative research projects exist for more than two years.

We have entered into exclusive license agreements with the Noble Foundation for three switchgrass varieties, which the Noble Foundation has licensed on an exclusive basis from the University of Georgia Research Foundation, or UGARF. Such agreements provide that we will file for intellectual property protection on such varieties at our expense in the joint names of the Noble Foundation and UGARF. The term of each such exclusive license agreement is, on a jurisdiction-by-jurisdiction basis, the longer of the duration of the intellectual property rights covering the licensed variety or 15 years from the first sale of the licensed variety in such jurisdiction. Pursuant to one agreement, we pay the Noble Foundation a royalty on sales that ranges from mid single digits to low double digits as a percentage of sales and a royalty on license income in low double digits as a percentage of license income if we grant sublicenses and minimum royalties creditable against royalties on sales and license income. Pursuant to the second agreement, we pay the Noble Foundation a royalty on sales in mid single digits as a percentage of sales, a royalty on license income in the low double digits as a percentage of license income if we grant sublicenses and minimum royalties creditable against royalties on sales and license income. The minimum royalties payable to the Noble Foundation under these agreements escalate on a yearly basis and range from $2,500 to $20,000 per year, per variety.

In addition, we have an outstanding exclusive option to enter into an exclusive license to two switchgrass varieties, which the Noble Foundation has the exclusive option to license, or to the extent exercised, an exclusive license from UGARF. Such option is exercisable at any time, by Ceres providing written notice to Noble, but no later than twelve months from the respective release date of the subject switchgrass variety. The respective release dates have not been set yet. The royalty rates on such varieties are not yet determined.

Institute of Biological, Environmental and Rural Sciences of Aberystwyth University

In April 2007, we entered into an agreement with IBERS for morphological characterization, genetic evaluation, and the development and commercialization of miscanthus species as an energy crop. This relationship provides us access to an extensive scientific research infrastructure and an exclusive world-wide license with the right to grant sublicenses to exploit commercially the results of our joint collaboration program, subject to paying IBERS a reasonable remuneration to be negotiated in good faith, including exclusive licenses to miscanthus germplasm, breeding lines and varieties produced by IBERS, except that IBERS has a non-exclusive license in the United Kingdom to varieties resulting from the joint program. We use our expertise in genomics-based technologies and plant breeding to expand the miscanthus breeding program at IBERS. Our funding commitments under this agreement are determined jointly with IBERS on a project basis. All germplasm and plant varieties resulting from the joint program are jointly owned by us and IBERS, while the ownership of other intellectual property rights is allocated based on inventorship, except that IBERS inventions resulting from projects to which we provide a certain financial contribution are jointly owned. Unless otherwise agreed, license agreements for released varieties will be based on a model license agreement, the duration of which will be until the expiration of the intellectual property rights covering the variety in a given jurisdiction, or in those jurisdictions in which the licensed variety is sold but no such intellectual property rights are obtained, until the tenth anniversary of the first sale of such variety in such jurisdiction. Pursuant to the model license agreement, we have agreed to pay royalties based on sales that range from low to mid single digits as a percentage of sales and royalties on license income at rate to be negotiated. To date, we have not entered into any specific license agreements with IBERS. IBERS has agreed not to collaborate with or perform any activities for the benefit of or grant any rights to third parties in the field of miscanthus without our prior written consent, subject to certain exceptions. This agreement expires on March 31, 2022, unless terminated earlier pursuant to customary contract termination provisions or under certain circumstances, for example if either party ceases substantially all activities in miscanthus, or if no active collaborative research projects exist for more than two years. We have entered into a collaboration agreement with IBERS and certain other U.K. academic and commercial entities pursuant to which certain research and development activities covered by our original collaboration agreement with IBERS have been integrated into a collaborative project involving these parties. The collaboration project benefits from funding by certain U.K. government agencies, however, we anticipate that we will continue to fund our obligations at current levels including providing some of our ongoing activities as contributions in kind. This arrangement does not involve any significant modification to our intellectual property and commercialization rights as set forth in our original collaboration agreement with IBERS. There are no upfront license fees, milestone payments or minimum royalties payable under our agreement with IBERS.

Chinese Academy of Agricultural Sciences

Our high-throughput field evaluations of rice are conducted in China by the Institute of Crop Sciences of the Chinese Academy of Agricultural Sciences, or ICS. Pursuant to our Collaboration Agreement for rice, ICS performs transformation of rice with our genes, evaluates the transformed rice plants in the field according to detailed protocols, and reports results and observations to us. We own all results and intellectual property resulting from such activities. We pay ICS for the services pursuant to an agreed upon budget. The program is due to expire on December 31, 2015. We believe, and our results have confirmed, that by selecting genes that perform similarly in both of our model plant species, we can readily identify superior genes among thousands of candidates.

Monsanto Company

In April 2002, we entered into a multi-year discovery and development collaboration with Monsanto Company focused on applying genomics technologies to identify genes that provide improvements in corn, soybean and certain other row crops. Pursuant to this agreement, Monsanto licensed rights to a portion of our trait discovery pipeline in certain row crops in exchange for license payments over several years. Monsanto also funded a research program with us, which was completed in 2007. The term of this agreement continues for the life of the last patent licensed pursuant to the agreement. The licenses granted to Monsanto are royalty-bearing, subject to patent protection. The intellectual property rights on inventions conceived by us pursuant to the collaboration vest in us and Monsanto has certain exclusive and non-exclusive licenses to the results of the collaboration activities for certain row crops. We believe the $137 million transaction with Monsanto, a market leader in crop biotechnology, validated our technology platforms and provided us a channel to begin to deploy our traits into corn, soybean and other commodity crops. We remain free under this agreement to develop and commercialize the genes and traits developed under this collaboration for deployment in our energy crops and certain other crops such as rice. With respect to corn, soybean and other row crops, we are free to license some of the genes discovered during this collaboration on a non-exclusive basis to third parties. We can also develop and exclusively license to third parties genes not covered under this agreement and which we have subsequently developed for use in corn, soybean and other row crops.

Research Activity Costs

At November 30, 2013, the future minimum payments under the Company’s research collaboration agreements are as follows:

(in thousands)
Remaining nine months of 2014	$2,622
2015	2,977
2016	2,966
2017	613
$9,178

Enabling Technologies

We have developed or acquired licenses to certain technologies that we deem necessary or useful for the development of biotech traits, which while under development remain several years away from commercialization. Such licenses include a non-exclusive license from Monsanto to a transformation technology and certain other technologies, pursuant to which we will pay Monsanto a royalty on sales in the low single digits as a percentage of sales of products covered by the licensed patents. This agreement with Monsanto will terminate upon the expiration of the last patent under certain patent rights listed in the agreement. Such licenses further include an exclusive license with Cambridge Enterprise Ltd. (formerly known as Cambridge University Technical Services Ltd.) to a technology developed at the University of Cambridge (United Kingdom) to regulate gene activity, pursuant to which we will pay a royalty on sales in the low single digits as a percentage of sales of products covered by the licensed patents and a royalty in the low single digits as a percentage of license income. Pursuant to the agreement, the maximum milestone payments payable by us are $250,000. All such milestone payments have been made. The agreement with Cambridge Enterprise Ltd. will expire on the date of the expiration of the last-to-expire patent licensed under the agreement. We expect that the presently issued U.S. patent under this agreement will expire in 2023.

Intellectual Property

We seek to protect our plant genes, traits, energy crop germplasm and other technology and know-how under patent, plant variety protection, plant breeders’ rights, copyright, trademark and trade secret laws. Protection of products, technology and trade secrets is also maintained using confidential disclosure agreements entered into by our employees, consultants and potential and actual third party collaborators. From time to time, we align our intellectual property strategy and portfolio with our business objectives, which since November 2012, has resulted in a reduction in the total number of issued patents, exclusively licensed rights to patents and pending patent applications. As of February 14, 2014, we owned or had exclusive licensed rights to approximately 90 issued patents and approximately 110 pending patent applications in the United States and in various foreign jurisdictions. The patents for Ceres-developed inventions are set to expire beginning in 2020. Our patents or patent applications generally relate to compositions of matter for DNA and protein sequences, plants and plant parts, methods of improving plants and seed products. In addition, we hold numerous applications for patents, Plant Variety Protection certificates and plant breeders’ rights for our commercial varieties, hybrids and inbreds, as well as for methods for the improvement, propagation, production, and use of dedicated energy crops. Our filings in foreign jurisdictions, such as Europe and Brazil are generally targeted to the products we plan to offer in those respective markets. We continue to file new patent applications, for which terms generally extend 20 years from the filing date in the United States. The duration of plant variety protection and plant breeder’s rights protection varies among jurisdictions, e.g., the duration is 20 years from issue in the United States, 25 years from filing in Europe, and 15 years from grant of a Provisional Certificate of Protection in Brazil. Our registered and pending trademarks in the United States and in selected foreign countries include Ceres, The Energy Crop Company, Blade Energy Crops, Blade and Skyscraper.

Government Grant Awards

Grant awards help mitigate the costs and risks of developing new products and have historically allowed us to broaden the scope and speed of our research and development activities. Over the past five years, we have received several grants from the DOE, the USDA, the USAID, and the joint USDA/DOE BRDI program as well as state-level grants. These have allowed us to investigate the use of our biotech traits for increased yield, nitrogen use efficiency, flowering regulation, improved carbon sequestration, drought and salt tolerance, and enhanced biochemical conversion in crops. Our grant revenue totaled $2.4 million in the fiscal year ended August 31, 2013.

Significant Customers

For the fiscal year ended August 31, 2013, Syngenta, ARPA-E, USAID and Campbell Soup Company represented 22.5%, 21.2%, 20.2% and 14.5% of our revenues, respectively. For the three months ended November 30, 2013, ARPA-E, USAID and Excelus represented 44.4%, 33.6% and 13.9% of our revenues, respectively.

Competition

The renewable energy industry is rapidly evolving and new competitors with competing technologies are regularly entering the market. We expect to face competitors on multiple fronts. First, we expect to compete with other providers of seed and vegetative propagation materials in the market for sweet sorghum, high biomass sorghum, switchgrass and miscanthus. We anticipate that as the market develops and our products gain market acceptance, additional competitors will be attracted to this opportunity and produce their own seed varieties. Second, we believe that new as yet unannounced crops will be introduced into the renewable energy market and that existing energy crops will attempt to gain even greater market share. Existing crops, such as corn, sugarcane and oil palm trees, currently dominate the biofuels market. Based on our experience with current and potential customers, we believe the primary competitive factors in the energy crop seed industry are yield, performance, scale, price, reliable supply and sustainability.

Our principal competitors may include major international agrochemical and agricultural biotechnology corporations, such as Advanta India Limited, The Dow Chemical Company, Monsanto Company, Pioneer Hi-Bred (DuPont), KWS Saat AG and Syngenta AG, all of which have substantially greater resources to dedicate to research and development, production or marketing than we have and some of which are selling or have announced plans to sell competitive products in our markets. We also face direct competition from other seed companies and biotechnology companies, and from academic and government research institutions. New competitors may emerge, including through consolidation within the seed or renewable energy industry. We are unable to predict what effect evolution of the industry may have on price, selling strategies, intellectual property or our competitive position. In the broader market for renewable energy, we expect to face competition from other potential feedstocks, including biomass residues from food crops, forestry trimmings and municipal waste materials as well as other energy crops.

Regulatory Matters

Some of our products and operations are subject to complex regulations.

U.S. Regulatory Process for Our Biotechnology Products

Under the Plant Protection Act of 2000, regulatory approval is required before the introduction, including the environmental release, interstate movement, and importation, of certain genetically engineered organisms, including many of our biotechnology products. The primary U.S. regulatory agency overseeing field testing and deregulation for commercialization of our biotechnology products is the United States Department of Agriculture, or USDA. Should our products intended for the U.S. market include herbicide-tolerance or pesticidal traits, they would fall under the additional regulatory oversight of the Environmental Protection Agency, or EPA. Moreover, review by the Food and Drug Administration, or FDA, would be required for our biotechnology products should they be intended for food or animal feed uses.

The Biotechnology Regulatory Services, or BRS, within the USDA’s Animal and Plant Health Inspection Service, or APHIS, has direct oversight of the field-testing and deregulation of our biotechnology products. In the typical product development process for regulated biotechnology traits, approval by APHIS initially is required for field testing of a new product. In determining whether to grant a permit and what conditions to impose, APHIS considers any possible impacts of the field test on the environment and any endangered or threatened species. The permitting process for the establishment of initial field tests typically ranges from two to four months, but can be significantly longer for novel products or circumstances. If successful, APHIS authorizes field testing for a period in a specific location. As of February 14, 2014, we have been granted permits for field trials of certain of our biotechnology products in development in four field test locations, located in Arizona, Georgia, Tennessee and Texas. We are currently trialing, or intend to trial, several biotech traits in switchgrass, miscanthus and sorghum.

We must petition APHIS to deregulate certain of our biotechnology products before being able to commercialize the product. The petition process is a multi-year process that varies based on a number of factors, including the extent of the supporting information required, the nature and extent of review by APHIS, including the type and scope of the environmental review conducted, and the number and types of public comments received. Deregulation of a product is not a guaranteed outcome when a petition to deregulate a biotechnology plant is submitted to APHIS. Assuming these averages, we believe that we could introduce our first biotech trait or traits to the market in 2018 at the earliest.

Some of our biotechnology products are not regulated by APHIS. For instance, since April 2012, at our request, APHIS confirmed to us that, based on our description of the origin and development of one of our high-yield traits, certain experimental switchgrass lines were not regulated articles. We believe that the ruling from APHIS will make it more cost-effective for us to develop this trait in energy crops. As a member of the Excellence Through Stewardship organization, we continue to follow standard stewardship procedures for field evaluations of this trait. These switchgrass lines may still be subject to other applicable regulatory authorities such as EPA and FDA.

Brazilian Regulatory Process for Our Biotechnology Products

In Brazil, the approval of biotechnology products is regulated by the National Technical Commission of Biosafety, Comissão Técnica Nacional de Biossegurança, or CTNBio, under the Ministry of Science and Technology. Members of CTNBio include specialists with scientific and technical knowledge, ministerial representatives of the federal government and specialists from other areas, such as consumer defense and family farming, that meet regularly to review applications. CTNBio has developed guidance describing the information required as part of an application for commercial approval of a biotechnology product. Once an application is submitted it is analyzed by a team of reviewers who then present the application to the broader committee for a decision. The review team or the committee can request additional information from the applicant. The application process is generally an iterative process with the applicant providing additional data for review and consideration at subsequent meetings until all the reviewers’ and the committee’s questions have been resolved. During the review process, CTNBio will evaluate the need for further environmental impact assessments. CTNBio may conduct public hearings on certain products to seek additional input. Prior to commercialization, biotechnology products must also be approved by the National Biosafety Council, or CNBS, which reviews any socio-economic aspects or national interests that may be implicated. In March 2012, we received a Certificate of Quality in Biosafety from CTNBio, which allows us to submit requests to import and evaluate plants with traits developed through biotechnology at our plant breeding facility in Centralina, Minas Gerais. At present, we have not obtained approval in Brazil for field trials of our biotech traits in sorghum, however, we are conducting such field trials in the U.S. Our current commercial product offerings in Brazil do not include biotech traits, therefore, and are not subject to CTNBio oversight.

European Regulatory Process for Our Biotechnology Products

The European Union, or EU, has established a legal framework for activities involving what it describes as “genetically modified organisms,” or GMOs, and some of our biotechnology products will fall within the scope of this legislation. Development field trials and commercial introduction are governed by European Directive 2001/18/EC on the introduction into the environment of GMOs. This Directive requires activities with GMOs in the open environment to obtain a mandatory approval before the activity can be initiated and provides principles for environmental risk assessment and evaluation of the risk assessment by independent expert panels. The procedure for field trials requires submission of an application substantiated with scientific information to the national authority of the Member State within whose territory the experimental release is to take place. This authority will typically request the advice of a national expert panel and decide whether the trial can proceed, possibly with additional conditions. While the procedure is harmonized, there are differences among Member States. The European Commission and Member States review and adapt the GMO framework regularly. Several scientific advisory bodies, most prominently the European Food Safety Authority, update their guidance notes and recommendations on data requirements. Finally, the political acceptance of biotech traits crops is known to differ considerably between Member States and between consecutive governments in a Member State. Therefore, it is not possible to predict the outcome of any application made in the EU. We are not currently subject to the GMO oversight as our current product offerings in the EU do not include biotechnology products. However, we do anticipate introducing biotechnology products in the EU in the future.

Other Regulation

Phytosanitary Certification. Nearly all countries, including the United States and Brazil, and many local jurisdictions, require phytosanitary certificates to import seed or plant materials. These certificates, issued by government agricultural inspectors where seeds or plants are produced or packaged, attest that seeds or plants are clean, free of prohibited impurities and have been tested for the presence of various pathogens that can be carried in or on the seeds or plant tissue. We obtain such certificates when necessary, including in connection with the use of our seeds for research or sample testing.

Seed and Plant Variety Registration. Seed and plant variety registration provides an organized system for protecting seed and plant variety owners as well as growers from misleading marketing practices. Registration of seed and plant varieties is voluntary in the United States under the Federal Seed Act. Applicants must attest that their product is phenotypically unique; that is, verifiably different from varieties that currently exist in the market. A similar system exists in Brazil, the European Union and many other countries; however, the registration process itself may be more regulated, and is sometimes required prior to the commencement of seed sales. In Brazil, sweet sorghum requires two seasons of trial data to be registered, which must be completed prior to the commencement of sales. We have received the necessary governmental variety registrations for the sweet sorghum varieties we are marketing in Brazil. Similarly, in the European Union, two years of field trials with a national authority are typically required to receive registration. Registration is required prior to the commencement of sales for new sorghum seed varieties; there is no registration requirement for switchgrass or miscanthus at this time.

Regulation of Laboratory and Greenhouse Activities. The use of genetically engineered organisms in laboratory and greenhouse facilities is subject to rules intended to ensure that such organisms are handled safely and do not pose an unacceptable risk to human health or the environment. Our current biosafety level requires a low level of containment for experiments involving our plants with biotechnology traits. In addition, our laboratory and field activities inherently involve the use of potentially hazardous materials, which are subject to health, safety and environmental regulations. Our infrastructure, procedures and equipment are designed to meet our obligations under these regulations. We perform recurring internal and third-party audits and provide employees ongoing training and support, as required.